Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

CNO Financial Group Announces Increase to Quarterly Dividend, Increase to Securities Repurchase Authorization and Results of Annual Shareholders Meeting

CARMEL, Ind., May 10, 2017 - CNO Financial Group, Inc. (NYSE: CNO) announced that its board of directors has approved a 13% increase in its quarterly dividend. The board declared a quarterly cash dividend of $0.09 per share on the company’s common shares, payable June 23, 2017, to shareholders of record at the close of business on June 9, 2017.

The company also announced today that its board of directors has approved an additional $300 million to repurchase the company’s outstanding common stock. As of March 31, 2017, CNO had repurchased $43.0 million of common stock in 2017 and had remaining repurchase capacity under the buyback program of approximately $210 million. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the repurchases (if any) will be based on business and market conditions and other factors.

In addition, CNO announced that at the company's annual meeting earlier today, its shareholders:

•
Elected nine directors (Edward Bonach, Ellyn Brown, Stephen David, Robert Greving, Mary (Nina) Henderson, Charles Jacklin, Daniel Maurer, Neal Schneider and Frederick Sievert) to serve terms expiring at next year's annual meeting.

•	Approved the Amended and Restated Long-Term Incentive Plan.

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2017.

•	On a non-binding advisory basis, voted in favor of the compensation paid to the company's named executive officers as disclosed in the proxy statement for the annual meeting.

•	On a non-binding advisory basis, voted in favor of an annual frequency for future advisory votes on compensation paid to named executive officers, as recommended by the company.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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